Catalytica Energy Systems Reports Third Quarter Financial Results

GILBERT, AZ -- 11/04/2004 -- Catalytica Energy Systems, Inc. (NASDAQ: CESI), a leading provider of innovative emissions solutions for the power generation and transportation industries, today reported financial results for the three and nine months ended September 30, 2004.

Total revenues for the third quarter of 2004 were $1,942,000, up significantly from revenues of $1,107,000 for the third quarter of 2003. Year-to-date total revenues increased 55% to $4,028,000, compared with revenues of $2,597,000 reported in the corresponding period of the prior year. Revenue growth during the most recent quarter and year-to-date reflects the addition of SCR catalyst and management services following the Company's acquisition of SCR-Tech LLC in February 2004.

Higher revenues contributed to a 13% decrease in net loss for the quarter to $2,696,000, or a loss of $0.15 per share, compared to a net loss of $3,116,000, or a loss of $0.18 per share, in the same quarter last year. For the nine months ended September 30, 2004, net loss was reduced to $9,941,000, or a loss of $0.56 per share, compared to a net loss of $11,151,000, or a loss of $0.63 per share, in the corresponding period of 2003.

Cash, cash equivalents and short-term investments (collectively referred to as "cash") at September 30, 2004 totaled $38,921,000, a decline of $3,203,000 from June 30, 2004. Total year-to-date cash consumption was $13,761,000, compared with $10,286,000 during the same period of the prior year. Excluding the $4,299,000 of costs associated with the acquisition of SCR-Tech, total cash consumption in the first nine months of 2004 was $9,462,000, an 8% improvement over the corresponding period of 2003.

"Our financial performance for the third quarter and through the first nine months of the year reflects the favorable impact of the SCR services business on our top line and continued progress in maintaining a lean cost structure throughout the organization," said Mike Murry, president and CEO of Catalytica Energy Systems. "We continue to demonstrate strong fiscal discipline and are prudently managing our business in this regard as we expect revenues to vary from quarter to quarter due to the nature of our SCR services business and the timing of research and development contracts associated with our gas turbine and diesel emissions reduction activities. While customer interest in SCR catalyst and management services continues to strengthen, we anticipate that the timing associated with these service contracts will result in lower revenues in the fourth quarter as compared to the third quarter."

Financial Outlook

For the full-year, Catalytica Energy Systems is lowering its revenue guidance as a result of contract timing associated with the SCR services business combined with reduced availability of funding from government agencies and OEM partners relating to the Company's ongoing research and development programs. Total revenues for 2004 are now expected to be in the range of $5.0 to $6.0 million, compared with the Company's previous guidance for revenues in the lower end of the $6.0 to $7.5 million range. Despite lower revenue projections, Catalytica Energy Systems anticipates its full-year net loss and cash consumption will exceed prior expectations as a result of managing costs. Accordingly, net loss for the year is now projected to be in the range of $13.0 to $14.0 million, compared with the Company's previous guidance of $14.0 to $15.0 million. Total cash consumption for the year, including SCR-Tech acquisition-related payments, is now expected to be in the range of $16.5 to $18.0 million, compared with prior guidance for cash consumption in the range of $17.0 to $18.5 million.

Business Update

SCR Catalyst and Management Services

During the third quarter, SCR-Tech signed agreements with two new customers to perform SCR catalyst testing services. In addition to expanding its customer base, these new agreements provide an opportunity for SCR-Tech to secure future catalyst cleaning and regeneration contracts. The Company also continues to field inquiries from a number of prospective customers for a variety of SCR services as power plant operators seek to reduce their operating and maintenance costs and increase plant availability. To help manage increased sales activity and further capitalize on the growing number of opportunities developing for SCR catalyst and management services, the Company hired Ron Rogers during the quarter to serve as vice president of sales for SCR-Tech. Rogers' background includes more than 25 years of sales, marketing and management experience in both the environmental and utility industries. Most recently, Rogers served as managing director, sales and marketing for Duke/Fluor-Daniel. In addition to his proven track record in developing new sales channels, strengthening customer relationships and securing contracts, Rogers also possesses significant technical expertise in environmental products and services including SCR systems.

Emissions Reduction Solutions for Diesel Engines

Catalytica Energy Systems continues to make progress in its development of emissions reduction solutions for diesel engines. During the quarter, the Company completed additional full-scale engine tests of its diesel fuel processor for new engine applications following successful results of test activities conducted during the first half of the year with two leading diesel engine manufacturers. Continued test activities have enabled the Company to further validate the highly efficient and rapid regeneration capabilities of its technology to significantly improve the overall performance of NOx adsorber catalyst systems. Additional testing in coming months will focus on optimizing the diesel fuel processing technology in connection with NOx adsorber systems with the goal of bringing a high performing and cost-effective NOx reduction solution to the diesel engine community. In this regard, Catalytica Energy Systems continues to discuss additional testing and joint development opportunities with a number of OEMs and industry suppliers.

Also during the quarter, Catalytica Energy Systems received funding awards in excess of $800,000 to help fund the development of diesel NOx reduction solutions for stationary genset and mobile retrofit applications. The Company has just commenced a 100-hour engine demonstration this quarter of its technology solution on a full-scale 8.3 liter stationary diesel genset, with the goal of demonstrating a 90% reduction in NOx. Most recently, Catalytica Energy Systems received a grant from the Texas Commission on Environmental Quality (TCEQ) under its New Technology Research and Development Program to help support the Company's plans for an on-vehicle demonstration next year of its mobile retrofit solution, which is designed to address growing urban smog issues by enabling up to a 50% reduction in NOx.

Xonon Cool Combustion® for Gas Turbines

During the quarter, Catalytica Energy Systems commenced a second round of full-scale engine tests with GE Energy relating to the joint development of Xonon® for the 10 megawatt (MW) GE10 gas turbine. Test activities commenced on-schedule in late July with positive preliminary results, but a facility issue at the test site, unrelated to the Xonon catalyst module or the gas turbine, prevented the companies from completing the engine tests during the third quarter as originally scheduled. Testing is expected to resume later this quarter upon resolution of the facility issue. As a result of this delay, Catalytica Energy Systems now anticipates completion of these test activities in first quarter of next year.

Increased bid activity over the past several months has begun to translate to firm orders for Kawasaki for the 1.4 MW Xonon-equipped GPB15X. Catalytica Energy Systems announced in early August plans for a new commercial installation at Pacific Union College in Northern California where a Xonon-equipped Kawasaki gas turbine is now expected to enter service in the second quarter of next year to provide supplemental heat and power for a 200-acre campus. OEM partner Kawasaki Gas Turbines-Americas has since secured an order for an additional Xonon-equipped unit for a new project site in the Northeast, where emissions regulations are among the strictest in the nation. At its first two commercial sites in California, the Company's Xonon Cool Combustion® system has now accumulated more than 20,000 hours of continued, reliable performance while operating on a Kawasaki GPB15X gas turbine, with NOx emissions consistently well below its 3 ppm guarantee.

As part of its joint development program with Solar Turbines associated with the application of Xonon to a 7.5 MW Taurus 70 gas turbine, Catalytica Energy Systems successfully completed full-scale rig testing during the third quarter at Solar's test facilities. Discussions are now underway with Solar to determine go-forward development plans.

Catalytica Energy Systems will host a conference call and webcast today, Thursday, November 4, 2004, at 4:45 PM Eastern Time (1:45 PM Pacific Time) to discuss its financial results along with an update on the business and its outlook for the remainder of 2004. Interested parties are invited to listen to the call over the Internet by accessing the Company's website at www.CatalyticaEnergy.com. Webcast participants should allot extra time before the webcast begins to register, and, if necessary, download and install audio software. Alternatively, interested parties may access the call by dialing 1-800-435-1261 (1-617-614-4076 for international callers), using passcode 72749523.

An archived version of the webcast will be available for replay on the Company's website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days. A replay of the call will also be available via telephone through November 11, 2004. To access the replay, dial 1-888-286-8010 (1-617-801-6888 for international callers), using passcode 37499110.

Catalytica Energy Systems is a leading provider of innovative emissions solutions designed to ease the environmental impact of combustion-related applications in the power generation and transportation industries. Through its SCR-Tech subsidiary (www.scr-tech.com), the Company offers a variety of services for coal-fired power plants and other utility-scale power generation facilities that use selective catalytic reduction (SCR) systems to reduce nitrogen oxides (NOx) emissions. These services include SCR catalyst cleaning and regeneration, as well as SCR system management and consulting services to optimize efficiency and reduce overall operating and maintenance costs. Catalytica Energy Systems' other business activities include the design, development and manufacture of advanced products based on its proprietary catalyst and fuel processing technologies to offer cost-effective solutions for reducing NOx emissions from diesel engines and natural gas-fired turbines. The Company's diesel fuel processing technology is designed to enable significant NOx reduction from mobile, stationary and off-road diesel engines to meet the growing diesel emissions challenge. Catalytica Energy Systems' Xonon Cool Combustion® system offers a breakthrough pollution prevention approach for gas turbines to achieve ultra-low emissions power generation through a proprietary catalytic combustion process. Other activities include the development of fuel processing systems for fuel cell applications in stationary, auxiliary and back-up power. Find Catalytica Energy Systems on the Worldwide Web at www.CatalyticaEnergy.com.

This news release contains forward-looking statements regarding Catalytica Energy Systems' 2004 financial projections; its ability to maintain a reduced expense structure throughout the organization; demand for SCR catalyst and management services; growth prospects associated with the SCR-Tech business; the timing and prospects for new orders of Xonon-equipped Kawasaki gas turbines; the timing associated with new commercial Xonon-equipped Kawasaki units to enter service; the timing and prospects associated with Catalytica Energy Systems' joint development and test activities with Solar Turbines and GE Energy; the timing and prospects associated with additional test activities and joint development opportunities with OEMs relating to the Company's diesel fuel processor technology for new engine applications; the ability of the Company's NOx reduction solution for stationary diesel generator sets to enable a 90% reduction in NOx; the timing and prospects associated with the Company's planned on-vehicle demonstration of its mobile retrofit solution; and the receipt of funding from third parties to help support the Company's continued development of its diesel emissions reduction solutions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: that Catalytica Energy Systems may not be able to accurately predict future financial performance; that its financial guidance could be impacted by any cash outlays for additional business acquisitions and any unforeseen expenditures relating to its ongoing business activities; possible fluctuations in economic conditions affecting the markets for Catalytica Energy Systems' products and services; the risk that a market may not develop or be maintained for Catalytica Energy Systems' products or services; changes in the environmental requirements relating to NOx emissions; that marketing, project development and installation timelines and regulatory review outcomes are uncertain; that there may be unanticipated events that could impact the Company's ability to fully integrate the SCR-Tech business; that there may be unanticipated technical, commercial or other setbacks related to the incorporation of Xonon into the GE10, the Taurus 70, or other gas turbines, which could result in delays in commercial shipments; that changes may occur in the arrangements between Catalytica Energy Systems and its OEM partners for the supply of Xonon-equipped gas turbines; that there may be unanticipated technical, commercial or other setbacks related to Catalytica Energy Systems' emissions reduction solutions for diesel engines; that Catalytica Energy Systems may be unable to maintain current or develop future strategic relationships for its products and services, including with OEM partners and utility customers; that any decision on the part of an OEM partner not to pursue development or commercialization of its products could adversely impact our business or results of operations; and the other risks set forth in the Catalytica Energy Systems' Forms 10-K and 10-Q filed with the Securities and Exchange Commission on March 30, 2004 and August 6, 2004, respectively. Catalytica Energy Systems undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.

Editor's Note: Xonon and Xonon Cool Combustion are registered trademarks of Catalytica Energy Systems, Inc., Gilbert, AZ, USA

                               Catalytica Energy Systems, Inc.
                           Consolidated Statements of Operations
                          (in thousands, except per share amounts)
                                      (unaudited)

                       Three Months Ended      Nine Months Ended
                          September 30,           September 30,
                        2004        2003        2004        2003
                      --------    --------    --------    --------

Total Revenues        $  1,942    $  1,107    $  4,028    $  2,597

Costs and expenses:
  Cost of revenues       1,325       1,209       3,418       3,420
  Research and
   development           1,792       1,452       5,677       5,278
  Selling, general
   and administrative    1,547       1,690       5,017       5,486
                      --------    --------    --------    --------
Total costs and
 expenses                4,664       4,351      14,112      14,184
                      --------    --------    --------    --------

  Operating loss        (2,722)     (3,244)    (10,084)    (11,587)

Interest and other
 income, net                26         128         143         436
                      --------    --------    --------    --------
  Net loss            $ (2,696)   $ (3,116)   $ (9,941)   $(11,151)
                      ========    ========    ========    ========
Basic and diluted
 net loss per share   $  (0.15)   $  (0.18)   $  (0.56)   $  (0.63)
                      ========    ========    ========    ========

Weighted average
 shares used in
 computing net loss
 per share              17,874      17,701      17,836      17,647
                      ========    ========    ========    ========

                               Catalytica Energy Systems, Inc.
                                 Consolidated Balance Sheets
                                      (in thousands)

                                      September 30,        September 30,
                                         2004                  2003
                                      ----------            ----------
                                     (unaudited)
ASSETS:

 Cash, cash equivalents
   and short-term investments         $   38,921            $   52,682
 Accounts receivable, net                  1,563                   567
 Inventory                                   508                   460
 Other current assets                        419                   527
                                      ----------            ----------
   Total current assets                   41,411                54,236

 Property and equipment, net               7,861                 7,076
 Goodwill                                  4,496                     -
 Other intangible assets                   1,626                     -
 Other assets                                338                   373
                                      ----------            ----------
   Total assets                       $   55,732            $   61,685
                                      ==========            ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
 Accounts payable and accrued
  liabilities                         $    3,669            $    3,381
 Current portion of long-term debt           883                   135
                                      ----------            ----------
   Total current liabilities               4,552                 3,516

 Long-term debt and other
  long-term liabilities                    5,514                 2,942

 Stockholders' equity                     45,666                55,227
                                      ----------            ----------
   Total liabilities and
    stockholders' equity              $   55,732            $   61,685
                                      ==========            ==========

CONTACT:
Megan Meloni
Investor Relations
(650) 940-6253